EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE

             CENDANT REAFFIRMS INTENTION TO COMPLETE ABI TRANSACTION

PARSIPPANY, NJ, and STAMFORD, CT, July 15, 1998 -- Cendant Corporation (NYSE:CD) today reaffirmed its intention to complete the acquisition of American Bankers Insurance Group, Inc. (NYSE:ABI). Cendant expects the transaction to close during the fourth quarter, following conclusion of the regulatory process.

Henry R. Silverman, President and Chief Executive Officer of Cendant, reiterated his confidence in the validity of the strategic rationale for the acquisition, especially the anticipated synergies in cross-marketing Cendant's products and services with ABI.

In March, Cendant and ABI reached an agreement under which Cendant would acquire ABI for cash and stock valued at $67 per ABI share, for an aggregate consideration of approximately $3.1 billion. Under the agreement, Cendant would acquire 51% of ABI through a cash tender offer, followed by a merger in which Cendant would deliver Cendant shares with a value of $67 for each remaining share of ABI common stock outstanding.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

Certain matters discussed in the news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the Audit Committee's investigation; uncertainty as to the Company's


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future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forwardlooking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results,
changes   in   assumptions   or  changes  in  other   factors   affecting   such
forward-looking statements.

Media Contacts:
Elliot Bloom                                Jim Fingeroth/Thomas Davies
(973) 496-8414                              Kekst and Company
                                            (212) 521-4800
Investor Contact:
David Johnson
(973) 496-7909